------
 FORM 4
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                                           OMB Approval
[ ] Check box if no longer                           -------------------------
    subject to Section 16. Form                      OMB Number:3235-0287
    4 or Form 5 obligations may                      Expires: January 31, 2005
    continue. See Instruction 1(b).                  Estimated average burden
                                                     hours per response...0.5

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
             Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940

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 1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                          |                                                 |   to Issuer (Check all applicable)
 DeMarco       Victor           M.        |  DeMarco Energy Systems of America, Inc. (DMES) |       X   Director     X  10% Owner
 -------------------------------------------------------------------------------------------|     -----            -----
 (Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                          |   Number of Reporting |     Month/Year          |     -----
                                          |   Person, if an       |                         |           Other (specify below)
                                          |   Entity  (Voluntary) |                         |     -----
                                          |                       |     July 2002           |           President & CEO
 12885 Hwy. 183, Suite 108-A              |                       |                         |     -------------------------------
 -----------------------------------------|                       |-------------------------|---------------------------------------
               (Street)                   |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                          |                       |     Date of Original    |   (Check applicable line)
                                          |                       |     (Month/Year)        |    X  Form Filed by One Reporting
 Austin            TX             78750   |                       |                         |   --- Person
 -----------------------------------------|                       |                         |       Form Filed by More than One
 (City)          (State)          (Zip)   |                       |                         |   --- Reporting Person
                                          |                       |                         |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
 -----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         |2. Transaction|3. Transaction |4. Securities Acquired (A)|5. Amount of   |6. Ownership |7. Nature
    (Instr. 3)                |   Date       |   Code        |   or Disposed of (D)     |   Securities  |   Form:     |   of
                              |              |   (Instr. 8)  |   (Instr. 3, 4 and 5)    |   Beneficially|   Direct    |   Indirect
                              |              |               |                          |   Owned at End|   (D) or    |   Bene-
                              |              |---------------|--------------------------|   of Month    |   Indirect  |   ficial
                              |              |       |       |        | (A)  |          |   (Instr. 3   |   (I)       |   Ownership
                              |  (Month/Day/ |       |       |        |  or  |          |   and 4)      |   (Instr. 4)|   (Instr. 4)
                              |   Year)      |  Code |   V   | Amount | (D)  |  Price   |               |             |
 -----------------------------|--------------|-------|-------|--------|------|----------|---------------|-------------|-------------
 Common Stock                 |    4/25/02   |       |       | 258,250|  A   |  $.08    |   11,372,137  |      D      |
 -----------------------------|--------------|-------|-------|--------|------|----------|---------------|-------------|-------------
                              |              |       |       |        |      |          |               |             |
 -----------------------------|--------------|-------|-------|--------|------|----------|---------------|-------------|-------------
                              |              |       |       |        |      |          |               |             |
 -----------------------------|--------------|-------|-------|--------|------|----------|---------------|-------------|-------------
                              |              |       |       |        |      |          |               |             |
 -----------------------------|--------------|-------|-------|--------|------|----------|---------------|-------------|-------------
                              |              |       |       |        |      |          |               |             |
 -----------------------------|--------------|-------|-------|--------|------|----------|---------------|-------------|-------------
                              |              |       |       |        |      |          |               |             |
 -----------------------------|--------------|-------|-------|--------|------|----------|---------------|-------------|-------------
                              |              |       |       |        |      |          |               |             |
 -----------------------------|--------------|-------|-------|--------|------|----------|---------------|-------------|-------------
                              |              |       |       |        |      |          |               |             |
 -----------------------------|--------------|-------|-------|--------|------|----------|---------------|-------------|-------------
                              |              |       |       |        |      |          |               |             |
 -----------------------------------------------------------------------------------------------------------------------------------

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 -----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6. Date Exer-   |7. Title and Amount |8. Price
    Security            |    sion or  |   action |   action   |   Derivative     |   cisable and  |   of Underlying    |   of
    (Instr. 3)          |    Exercise |   Date   |   Code     |   Securities Ac- |   Expiration   |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |   Date         |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|   (Month/Day/  |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |   Year)        |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          | Code  | V  |  (A)   |  (D)    |cisable|Date    |        | Shares    |
 -----------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
 -----------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
 -----------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
 -----------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
 -----------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
 -----------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
 -----------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
 -----------------------------------------------------------------------------------------------------------------------------------
 9. Number of          |    10. Ownership       |    11. Nature of
    Derivative         |        Form of         |        Indirect
    Securities         |        Derivative      |        Beneficial
    Beneficially       |        Securities      |        Ownership
    Owned at End       |        Beneficially    |        (Instr. 4)
    of Month           |        Owned at End of |
    (Instr. 4)         |        Month           |
                                (Instr. 4)
 ----------------------|------------------------|---------------------------
                       |                        |
 ----------------------|------------------------|---------------------------
                       |                        |
 ----------------------|------------------------|---------------------------
                       |                        |
 ----------------------|------------------------|---------------------------
                       |                        |
 ----------------------|------------------------|---------------------------
                       |                        |
 ----------------------|------------------------|---------------------------
                       |                        |
 ---------------------------------------------------------------------------
Explanation of Responses:




 /s/ Victor M. DeMarco              7/12/02
 -------------------------------   ---------
 Signature of Reporting Person       Date


     * If the form is filed by more than one reporting person, see instruction 4(b)(v).

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.